T:\flh\series\10f-3diversifiedbond
For the fiscal period ended 12/31/2007
File number 811-03623

                         SUB-ITEM 77-0

                         EXHIBIT

Transactions Effected Pursuant to Rule 10f-3

I.    Name  of  Fund:  The Prudential Series  Fund,  Inc.  -   SP
Goldman Sachs Small-Cap Value Portfolio

1.   Name of Issuer:  AMIS Holdings, Inc.

2.   Date of Purchase:  March 22, 2007

3.   Number of Securities Purchased:  27,554

4.   Dollar Amount of Purchase:  $296,205.50

5.   Price Per Unit:  $10.75

6.   Name(s) of Underwriter(s) or Dealer(s)
      From whom Purchased:    Credit Suisse
                    Pacific Crest Securities
                    D.A. Davidson & Co.

7.   Other Members of the Underwriting Syndicate
       See Exhibit A

EXHIBIT A

UNDERWRITER
Goldman, Sachs & Co.
Merrill Lynch & Co.
Piper jaffray